SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 23, 2008
TECHTEAM GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16284	38-2774613

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

27335 West 11 Mile Road
Southfield, Michigan	48034

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number including area code: (248) 357-2866
(Former name or former address if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Cost Associated with Exit or Disposal Activities
     On December 30, 2008, TechTeam Global, Inc. (“TechTeam” or the “Company”) issued a press release announcing a restructuring plan approved by its board of directors on December 23, 2008. TechTeam expects to record a one-time charge of approximately $1.8 million to $2.2 million on a pre-tax basis during the fourth quarter of 2008 for costs associated with the restructuring actions, of which approximately $0.8 million is a current period cash outflow. A copy the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02	Compensatory Arrangements of Certain Officers
     On December 29, 2008, the Company and Gary J. Cotshott, President and Chief Executive Officer amended his Employment and Non-Competition Agreement to comply with Internal Revenue Code Section 409A. Specifically, the parties agreed that the payment to Mr. Cotshott in the event of termination by him for “good reason” as defined by the agreement or in a change of control would be delayed for six months. Further, the parties agreed, under these circumstances, to make the severance payment to a rabbi trust.

Item 8.01	Other Events
     On December 23, 2008, TechTeam Global, Inc. (“TechTeam”) executed a renewal of its Global Single Point of Contact (“SPOC”) contract with Ford Motor Company (“Ford”), under which TechTeam provides support services to Ford’s information technology infrastructure. Under this three-year renewal of the SPOC contract, TechTeam will continue to provide service desk, deskside support, service management, infrastructure management, and identity and access management services to Ford in North America, Western Europe, and Asia.
     The contract renewal provides for a significant change in the service delivery model. These changes include the transition and centralization of service for English speaking Ford personnel to our operations in the Philippines, the transition of service for German speaking Ford personnel to Romania, and an enhanced centralized remote deskside support management function, which will reduce the number of visits necessary to support the deskside. We anticipate this transition to be completed around the middle of 2009.
     As a result of the changes in the delivery model, we anticipate lower revenues under the renewed contract of approximately $3 million in 2009, due to our delivery from lower cost locations. We anticipate further reductions in revenue in 2010, but the amount of the reduction is dependent, in part, on the length of time during which we continue to provide service to Jaguar and Land Rover, which Ford sold in 2008. At the same time, we continue to extend our service to new locations, including our recent expansion to Australia and New Zealand. In addition, we have opportunity to expand into other parts of Ford’s global operations for these and other services. We do not foresee a material decline in our overall gross margin.
     Other significant terms of the contract remain essentially the same. Generally, we invoice Ford based upon the number of end-user seats we support. The number of seats supported is determined bi-annually on December 1 and June 1 of each year. If certain contractual conditions are met, Ford and TechTeam have the right during each six month period to request one out-of-cycle seat adjustment. Ford will pay for the number of seats at the time of the renewal for the first five months of the contract.
     The statements contained in this Current Report on Form 8-K that are not purely historical, including statements regarding the company’s expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the potential impact of this contract on the Company’s revenue and earnings performance going forward. Forward-looking statements may be identified by words including, but not limited to, “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such factors include, but are not limited to delays in the implementation of the service model developed for the renewal contract business, the inability of TechTeam to staff the project with sufficient qualified resources, changes in the customer’s business or the requirements thereof, unanticipated problems that arise from the transition from the customer’s former service model, difficulties in providing the service solutions for the customer which includes products or services delivered by the customer, the Company or the customer’s subcontractors or technology vendors. The forward-looking statements included in this press release are based on information available to the company on the date hereof, and the company assumes no obligation to update any such forward-looking statement. Prospective investors should also consult the risks described from time to time in the company’s Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits
(D) The following exhibits are included with this report:

Exhibit 99.1	TechTeam Global, Inc. Press Release Announcing Restructuring Actions, dated December 30, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TECHTEAM GLOBAL, INC.
By	/s/ Michael A. Sosin
Michael A. Sosin
Vice President, General Counsel and Secretary

Date: December 30, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	TechTeam Global, Inc. Press Release Announcing Restructuring Actions, dated December 30, 2008.

E-1